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                                                                     Exhibit 11



PROGRESSIVE TELECOMMUNICATIONS CORP.
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
9-30-99

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

                                                                                               Years Ended December 31,
                                                                                    --------------------------------------------
                                                                                         1999           1998           1997
                                                                                    --------------------------------------------

Average shares outstanding                                                            8,177,529       7,175,837     7,175,837
Average common and common equivalent                                                  8,177,529       7,175,837     7,175,837
              shares outstanding
Net loss                                                                            ($5,162,481)    ($1,287,823)    ($188,229)
Computation of Earnings Per Share =                                                 ($5,162,481)    ($1,287,823)    ($188,229)
              Net Loss/Average common equivalent shares                               8,177,529       7,175,837      7,175,837

Loss Per Share                                                                           ($0.63)         ($0.18)       ($0.03)
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